Exhibit 99.2
November 16, 2018

Contact:	Investor contact:
Media Relations	Matt Grady
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5382

Alaska Air Group reports October 2018 operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported October and year-to-date operational results on a consolidated basis, for its mainline operations operated by subsidiary Alaska Airlines, Inc. (Alaska) and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers SkyWest Airlines and Peninsula Airlines.

On January 11, 2018, Alaska and Virgin America consolidated their operations onto a Single Operating Certificate (SOC). Results for Alaska and Virgin America have been combined into a single mainline operation.

AIR GROUP
On a combined basis for all operations, Air Group reported a 2.4 percent increase in traffic on a 2.4 percent increase in capacity compared to October 2017. Load factor was flat as compared to the prior-year.

The following table shows the operational results for October and year-to-date compared to the prior-year periods:

	October			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	3,744	3,623	3.3%	38,429	36,661	4.8%
Revenue passenger miles RPM (000,000) "traffic"	4,472	4,367	2.4%	45,745	43,438	5.3%
Available seat miles ASM (000,000) "capacity"	5,337	5,211	2.4%	54,593	51,380	6.3%
Passenger load factor	83.8%	83.8%	—	83.8%	84.5%	(0.7) pts

MAINLINE
Mainline reported a 1.2 percent increase in traffic on a 1.2 percent increase in capacity compared to October 2017. Load factor was flat as compared to the prior-year. Mainline also reported 80 percent of its flights arrived on time in October 2018, compared to 82.3 percent reported in October 2017.

Mainline operational results reflect both Alaska and Virgin America combined. The following table shows mainline operational results for October and year-to-date compared to the prior-year periods:

	October			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	2,888	2,863	0.9%	29,995	28,713	4.5%
RPMs (000,000)	4,057	4,008	1.2%	41,734	40,053	4.2%
ASMs (000,000)	4,820	4,762	1.2%	49,550	47,159	5.1%
Passenger load factor	84.2%	84.2%	—	84.2%	84.9%	(0.7) pts
On-time arrivals as reported to U.S. DOT	80.0%	82.3%	(2.3) pts	82.9%	78.4%	4.5 pts

REGIONAL
Regional traffic increased 15.6 percent on a 15.1 percent increase in capacity compared to October 2017. Load factor increased 0.3 points to 80.3 percent. Alaska's regional partners also reported 78.4 percent of its flights arrived on time in October 2018, compared to 81.3 percent in October 2017.

The following table shows regional operational results for October and year-to-date compared to the prior-year periods:

	October			Year-to-Date
	2018	2017	Change	2018	2017	Change
Revenue passengers (000)	856	760	12.6%	8,434	7,948	6.1%
RPMs (000,000)	415	359	15.6%	4,011	3,385	18.5%
ASMs (000,000)	517	449	15.1%	5,043	4,221	19.5%
Passenger load factor	80.3%	80.0%	0.3 pts	79.5%	80.2%	(0.7) pts
On-time arrivals as reported to U.S. DOT	78.4%	81.3%	(2.9) pts	83.9%	79.6%	4.3 pts

Alaska Airlines and its regional partners fly 44 million guests a year to more than 115 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada and Costa Rica. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked "Highest in Customer Satisfaction Among Traditional Carriers in North America" in the J.D. Power North America Airline Satisfaction Study for 11 consecutive years from 2008 to 2018. Learn about Alaska's award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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